ESCROW AGREEMENT

        AGREEMENT dated the 21st day of June, 2001, by and between JOSEPH PETITO (sometimes called “Shareholder”) and TODTMAN, NACHAMIE, SPIZZ & JOHNS, P.C., a New York professional service corporation (the “Escrow Agent”), with offices at 425 Park Avenue, New York, New York 10022.

W I T N E S S E T H :

        WHEREAS, by agreement entitled Term Sheet Re: Stock Purchase Agreement dated June 21, 2001 between Shareholder and the Sackler Group, Inc. (“Buyer”) (the “Agreement”), the Shareholder agreed to sell to Buyer certain shares of common stock and warrants of Orion Diversified Technologies, Inc. (“ODT”) as more fully set forth in the Agreement annexed hereto and marked Exhibit “A”, and

        WHEREAS, Shareholder has deposited with the Escrow Agent Certificates of Common Stock and Warrants of ODT as described in the Agreement and as set forth on Exhibit “B” to be held and used in accordance with this Escrow Agreement. All such Certificates and Warrants have been endorsed in blank with the signature guaranteed by an agent of The Medallion Program, i.e., The Dime Savings Bank of New York, FSB.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises set forth herein, the parties hereby agree as follows:

        1. Escrow Agent acknowledges receipt from Shareholder of the Certificates of Stock and Warrants listed on Exhibit “B” (the “Escrow Documents”). Additional Certificates and Warrants may be added by Shareholder from time to time.

         2. The Escrow Documents shall be held by the Escrow Agent solely to consummate the transaction between Shareholder and Buyer.

        3. In the event good funds totaling $220,000 US Dollars are received by Escrow Agent on or prior to July 12, 2001, the Escrow Documents shall be delivered to Buyer or as otherwise directed by Buyer in writing. If such funds are not received prior to the close of business on July 12, 2001, the Escrow Documents shall be returned to Shareholder by Federal Express or as otherwise directed by Shareholder in writing.

        4. A. It is acknowledged that the duties of the Escrow Agent are only such as are herein specifically provided and are purely ministerial in nature,, and that the Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence so long as it has acted in good faith. The Escrow Agent shall be fully protected in following the instructions herein contained. The Escrow Agent shall be fully protected in accordance with any written instructions or notice given to it hereunder and believed by it to be signed by the proper party. The Escrow Agent may seek advice of counsel and shall be fully protected in any action taken in good faith in accordance with such advice. The Escrow Agent shall not be required to institute legal proceedings of any kind.

         B. In the event that the Escrow Agent, before the termination of the escrow, receives or becomes aware of conflicting demands or claims with respect to this escrow or any document deposited with it hereunder, or the rights of any of the parties hereto, the Escrow Agent shall have the right to discontinue any or all further acts on its part until such conflict is resolved to its satisfaction. In such event, the Escrow Agent shall have the further right to commence or demand there be commenced any action or proceeding for the determination of such conflict. Shareholder agrees, upon demand, to indemnify the Escrow Agent against and pay all costs, damages, judgments and expenses, including reasonable attorneys' fees suffered or incurred by the Escrow Agent in connection with or arising out of this escrow, including but without limiting the generality of the foregoing, all costs and expenses of defending any claim or liability or instituting a suit in interpleader. In the event that the Escrow Agent files a suit in interpleader, it shall thereupon be fully released and discharged from all further obligations to perform any and all duties or obligations imposed upon it by this agreement.

        C. Nothing contained herein shall prevent the Escrow Agent from representing Shareholder in any action or proceeding relating to this agreement or otherwise, including but not limited to any action or claim for any alleged breach of this Agreement in any court or before any tribunal.

        5. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to be effective only if delivered by hand, sent via facsimile or overnight courier, or mailed by prepaid registered mail, return receipt requested, to the parties at the following addresses:

If to:
Joseph Petito
53 West Hills Road
Huntington Station, NY 11748

If to:
The Sackler Group II, Inc.
125 Michael Drive - Suite 101
Syosset, NY 11791

If to the Escrow Agent, to its offices at:
Todtman, Nachamie, Spizz & Johns, P.C.
425 Park Avenue
New York, New York 10022
Attention: Barton Nachamie, Esq.

or to such other address as any such addressee may specify by written notice to the (other) parties hereto from time to time in accordance with the terms of this paragraph. Such notices, requests, demands and other communications hereunder shall be deemed to have been duly given upon such personal delivery or being sent via facsimile, on the next business day after being sent by overnight courier, or on the date five (5) business days after the date deposited with the United States Postal Service, as the case may be.

        6. This Agreement may be altered or amended only with the written consent of all of the parties hereto. The Escrow Agent may resign as escrow agent at any time upon ten (10) days written notice to Shareholder and Buyer. In the case of the Escrow Agent’s resignation, its only duty thereafter shall be to hold and dispose of the Escrow Documents in accordance with the original provisions of this agreement until a successor escrow agent shall be appointed and written notice of the name and address of such successor escrow agent shall be given to the Escrow Agent by the other parties hereto, whereupon the Escrow Agent’s only duty shall be to deliver the Documents on hand in Escrow to the successor escrow agent.

        7. This Agreement sets forth the entire agreement of the parties concerning the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns. This agreement shall be governed and construed in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/S/Joseph Petito
JOSEPH PETITO

CONSENTED TO BY ANITA E.PETITO AS A NAMED HOLDER OF CERTAIN CERTIFICATES AND WARRANTS

TODTMAN, NACHAMIE SPIZZ & JOHNS, P.C.
Escrow Agent

ANITA E. PETITO

CONSENTED TO:
THE SACKLER GROUP II, INC.

By:/s/Barton Nachamie
Barton Nachamie

By: